CODE OF ETHICS

As a registered investment adviser, Algert is a fiduciary. The Firm owes its Clients the highest duty of loyalty and relies on each Employee to avoid conduct that is or may be inconsistent with that duty. It is also important for Employees to avoid actions that, while they may not actually involve a conflict of interest or an abuse of a Client’s trust, may have the appearance of impropriety.

This Code of Ethics and Conduct (the “Code”) sets forth Algert’s policies and procedures regarding its duty of loyalty to Clients. All Employees are required to complete a Code Acknowledgement via Compliance ALPHA upon hire and annually or upon any material change. In addition, the Chief Compliance Officer may determine that is it appropriate for certain consultants or temporary employees to be subject to the Code and Manual and that such temporary employees or consultants execute a Code Acknowledgement. Such acknowledgement will be maintained on Compliance ALPHA.

GENERAL CONCEPTS

A. Basic Principles

This Code is based on a few basic principles that should pervade all investment-related activities of all Employees, personal as well as professional: (i) the interests of Algert’s Clients come before Algert’s interests or any Employee’s interests; and (ii) each Employee’s professional activities and personal investment activities must be consistent with this Code and avoid any actual or potential conflict between the interests of Clients and those of Algert or the Employee.

B. “Covered Accounts”

Many of the procedures, standards and restrictions in this Code govern activities in “Covered Accounts.” These consist of each securities account registered in an Employee’s name and each account or transaction in which an Employee has any direct or indirect “beneficial ownership interest” (other than accounts of investment limited partnerships or other investment funds not specifically identified by the Chief Compliance Officer as “Covered Accounts”). As noted below, this includes accounts held by any immediate family member living in the same household.

Funds and accounts that Algert manages that Employees may invest in are not considered Covered Accounts.

C. “Beneficial Ownership”

The concept of “beneficial ownership” of securities is broad. It includes not only securities a person owns directly, and not only securities owned by others specifically for his or her benefit, but also (i) securities held by immediate family members who live full time in his or her home, and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the Employee obtains benefits substantially equivalent to ownership.

Note: This broad definition of “beneficial ownership” does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An Employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes. Accounts where the Employee does not have discretion over investment vehicles or holdings such as those managed by a third- party provider are not considered as Covered accounts.

D. “Excepted Securities”

Excepted Securities means:

•	direct obligations of the Government of the United States or, upon approval from the Compliance Department, direct obligations of other sovereign countries in which the Algert Employee resides;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments;

•	municipal bonds;

•	ETFs and ETNs (not subject to pre-clearance requirements but are subject to reporting requirements);

•	Foreign Exchange transactions;

•	money market funds and open-end mutual funds for which Algert does not provide investment advisory or sub-advisory services; and

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virtual currencies or cryptocurrencies such as Bitcoin, Ripple, and Ethereum where it has been determined the currency does not constitute an investment contract under the “Howey Test” (i.e., an investment contract is a contract, transaction, or scheme whereby a person invests his money in a common enterprise and is led to expect profits solely from the efforts of the promoter or a third party).

As noted above accounts managed by a third party are excepted from all of the reporting requirements and preclearance requirements herein. Please see below for the disclosure and attestation requirements for such “Non-Discretionary Accounts”.

E. Accounts with Exclusively Non-Reportable Securities

Personal accounts that hold and trade exclusively in mutual funds (i.e., 401K accounts), money market funds and/or government bonds (“Non-Reportable Securities”) do not need to be connected to Compliance ALPHA.

F. Non-Discretionary Accounts

With respect to non-discretionary accounts (“ND Accounts”), Employees must complete the notification form on Compliance ALPHA that discloses the account information but such account does not need to feed directly into Compliance ALPHA. The Employee will be required to periodically complete certifications regarding the Employee’s influence or control over the relevant account(s) and his/her relationship to the third-party manager responsible for the account. If any ND Account becomes discretionary you must immediately notify the Chief Compliance Officer and link such account to Compliance ALPHA.

In order to have an account treated as an ND Account for purposes of this Code, a representative of the third-party manager must certify to Algert initially in writing that the Employee has no discretion or authority regarding investment decisions.

G. Specific Rules are not Exclusive

This Code’s procedures, standards, and restrictions do not and cannot address each potential conflict of interest. Rather, they attempt to prevent some of the more common types of problems. Ethics and faithful discharge of our fiduciary duties require adherence to the spirit of this Code and activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about a transaction for a reportable account or for an Employee’s personal account, the Chief Compliance Officer should be consulted.

ILLEGAL ACTIVITIES

As a matter of policy and the terms of each Employee’s employment, the following types of activities are strictly prohibited:

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Using any device, scheme or artifice to defraud, or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any client or prospective client or any party to any securities transaction in which Algert or any of its Clients is a participant;

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Making any untrue statement of a material fact or omitting to state to any person a material fact necessary in order to make the statements Algert has made to such person, in light of the circumstances under which they are made, not misleading;

•	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to a Client or prospective Client; and

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Causing Algert, acting as principal for its own account or for any account in which Algert or any person associated with Algert, to make an investment in violation of any applicable law, rule or regulation of a governmental agency.

INSIDER TRADING

Employees are prohibited from engaging in what is commonly known as “insider trading”: (i) trading, either in a Covered Account or on behalf of any other person (including Client accounts), on the basis of material nonpublic information; or (ii) communicating material nonpublic information to others in violation of the law. Although the insider trading prohibitions extend to the activities of each Employee, it is not anticipated that Employees will routinely receive “inside information.” However, to educate Employees, more information describing “insider trading” and the penalties for such trading is set forth below.

A. Insider Trading Prohibitions

The laws concerning insider trading generally prohibit:

the purchase or sale of securities by an insider, on the basis of material non-public information;

the purchase or sale of securities by a non-insider, on the basis of material non-public information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

the communication of material non-public information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

Certain information obtained by the Firm that does not constitute “inside” information still constitutes confidential information that must be protected by Employees. See DUTIES OF CONFIDENTIALITY below.

B. Definition of Insider

The concept of “insider” is broad. It includes the officers, directors, employees and majority shareholders of a company. In addition, a person can be considered a “temporary insider” of a company if he or she enters into a confidential relationship in the conduct of the company’s affairs and, as a result, is given access to company information that is intended to be used solely for company purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. Analysts are usually not considered insiders of the companies that they follow, although if an analyst is given confidential information by a company’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the company, the analyst may become a temporary insider.

C. Material Information

“Material” information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments. Material information does not have to relate to a company’s business, it can be significant market information.

D. Nonpublic Information

Information is nonpublic unless it has been effectively communicated to the marketplace (i.e., generally disseminated to the public). For example, information found in a report filed with the SEC or appearing in Dow Jones, The Wall Street Journal or another publication of general circulation is considered public.

E. Penalties for Insider Trading

A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties may include:

civil injunctions;

disgorgement of profits;

jail sentences;

fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation or illegal trade), whether or not the person actually benefited from the violation; and

fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by the Firm, including termination of the persons involved.

F. Procedures Regarding the Receipt of Material Nonpublic Information.

If any Employee receives any information that may constitute material nonpublic information, the Employee (i) must not buy or sell any securities (including options or other securities convertible into or exchangeable for such securities) for a Covered Account or a Client account, (ii) must not communicate such information to any other person (other than the Chief Compliance Officer) and (iii) should discuss promptly such information with the Chief Compliance Officer. Under no circumstances should such information be shared with any persons not employed by the Firm, including family members and friends.

FRONTRUNNING AND SCALPING

No Employee may engage in what is commonly known as “frontrunning” or “scalping”: buying or selling securities in a Covered Account, prior to Clients, in order to benefit from any price movement that may be caused by Client transactions or Algert’s recommendations regarding the security. No Employee may buy or sell a security when he or she knows Algert is actively considering the security for purchase or sale (as applicable) in Client accounts. Employee transactions in options, derivatives or convertible instruments that are related to a transaction in an underlying security for a client (“inter-market frontrunning”) are subject to the same restrictions.

PERSONAL ACCOUNT TRADING

Effective January 1, 2006, no Employee may purchase or acquire a new public equity security position (including initial public offerings (IPOs)) for a Covered Account while employed by the Firm.

Personal trading for any Covered Account should never be conducted in such a way as to create any questions of “front running,” otherwise taking personal advantage of the trading activity that is conducted for Algert, or in any way seeking personal profits at the expense of the trading conducted for Algert. A trader’s first priority in all trading decisions must be to benefit the Firm’s Clients.

A. Pre-Approval of Securities Transactions

Other than for transactions in Excepted Securities, all Employees must obtain pre-approval in writing by the Chief Compliance Officer before engaging in any personal trading in any Covered Account of which they are deemed to have beneficial ownership. Approval may be obtained directly via Compliance ALPHA. Unless otherwise specified, approvals will be effective until the close of the market the following business day, (excluding private placements, which will be valid for the amount of time noted on the pre-clearance request) from the time that the approval was received, and it may take up to one full trading day for an approval to be granted (or denied)4.

Limited Offerings

For the avoidance of doubt, all transactions in limited offerings (which include but are not limited to hedge funds, private equity fund, limited liability company interests, etc.) must be cleared in advance via Compliance ALPHA. Pre-clearances of limited offerings may be valid for so long as noted on the pre-clearance form via Compliance ALPHA. Investments by Employees in the Funds are not subject to the pre-clearance requirement as the investment is approved by the acceptance of a subscription document by the Firm.

[4]	Notwithstanding pre-approval, Firm Employees have a continuing responsibility to monitor their compliance with the trading restrictions set forth in the Code of Ethics.

B. Trading Restrictions

Except for accounts over which the Employee has no discretionary power, influence or control, the trading activity set out below is prohibited in any personal account without specific prior authorization from the Chief Compliance Officer permitting these transactions notwithstanding the restriction. However, Algert is aware that there will be specific instances in which a specific trade or an activity that is generally prohibited can be conducted without detriment to the interests of Algert. In such circumstances, the individual should contact the Chief Compliance Officer.

Blackout Period

No Employee may directly or indirectly acquire or dispose of beneficial ownership in a security (other than Excepted Securities) on the same day a Client portfolio trades in that security. Nor may an Employee directly or indirectly acquire or dispose of beneficial ownership in a security on a day during which a Client portfolio has a pending “buy” or “sell” order for that security of the same type (i.e., buy or sell) as the proposed personal trade until Client portfolio ‘s order is executed or withdrawn.

Other Trading Restrictions

It is prohibited to engage in any trading (in a personal account or for Algert) that violates the law. In addition, an Employee may not receive from another party “hot tips,” favored commission rates, or other personal brokerage or other trading benefits in exchange for the Employee’s giving the other party Firm business, such as allocation of brokerage, or any other benefit. Receiving gifts or entertainment consistent with Algert’s Gift and Entertainment Policy is permissible, as is attendance at sponsored seminars or conferences within the guidelines contained in that Policy, but in all instances it is important to avoid even the appearance of providing business in exchange for personal benefits.

C. Reporting Accounts, Holdings and Transactions

It should be noted that the reporting requirements do not apply to ND Accounts. The Chief Compliance Officer or her designated person will review all of the reports and pre-clearance requests noted below. The Chief Operating Officer, or other designated person, will review all of the reports and pre-clearance requests of the Chief Compliance Officer.

1.	Initial Holdings Report

No later than 10 days after first becoming an Access Person, each Access Person shall provide a list of (i) all Personal Accounts (including name of institution, type, and account number), and (ii) all Reportable Securities Beneficially Owned by the Access Person, through Compliance ALPHA (an “Initial Holdings Report”). The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person. The Initial Holdings Report should be furnished to the Chief Compliance Officer (or an appropriate delegate) via the form provided on Compliance ALPHA.

2.	Annual Holdings Reports

Access Persons must also provide Annual Holdings Reports of all current Reportable Securities holdings at least once during each 12-month period (the “Annual Holdings Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is December 31st of each year. From a content perspective, Access Persons must use the form of Annual Holdings Report contained on Compliance ALPHA.

3.	Quarterly Transaction Reports

Access Persons must also provide Quarterly Transaction Reports for each transaction in a Covered Account in which the Access Person has any direct or indirect Beneficial Ownership. From a content perspective, Employees must use the form of Quarterly Transaction report contained in Compliance ALPHA. Access Persons must submit a Quarterly Transaction Report no later than 30 days after the end of each quarter.

CONFLICTS OF INTEREST

A conflict of interest occurs when an Employee’s private interests interfere, or even appear to interfere, with the interests of Algert. A conflict situation may arise when an Employee takes actions or has interests that make it difficult for the Employee to perform Algert work objectively and effectively. Each Employee’s obligation to conduct Algert’s business in an honest and ethical manner includes the ethical handling of actual, apparent and potential conflicts of interest between personal and business relationships. This includes full disclosure of any actual, apparent or potential conflicts of interest as set forth below.

As a fiduciary, Algert has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its Clients. Compliance with this duty can be achieved by using reasonable best efforts to avoid conflicts of interest or, when impracticable to do so, by fully disclosing all material facts concerning any conflict that does arise with respect to any Client and following appropriate procedures designed to minimize any such conflict. Employees should seek to avoid situations that have even the appearance of conflict or impropriety. Any questions or concerns on this policy should be immediately brought to the attention of the Chief Compliance Officer.

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Conflicts of interest may arise where Algert or its Employees have reason to favor the interests of one Client over another Client. Favoritism of one Client over another Client constitutes a breach of fiduciary duty.

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Employees are prohibited from using knowledge about pending or currently considered securities transactions for Clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

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If Algert determines that an Employee’s Beneficial Ownership of a security presents a material conflict, the Employee may be restricted from participating in any decision-making process regarding the security. This may be particularly true in the case of proxy voting, and Employees are expected to refer to and strictly adhere to Algert’s proxy voting policies and procedures in this regard.

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Employees are required to act in the best interests of Algert’s Clients regarding execution and other costs paid by Clients for brokerage services. Employees are expected to refer to and strictly adhere to Algert’s best execution policies and procedures.

•	Access Persons are not permitted to knowingly sell to or purchase from a Client any security or other property, except securities issued by the Client.

Employees are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information where it would be unlawful to do so. Algert’s Insider Trading Policy is hereby incorporated by reference and Employees are required to comply with the provisions therein.

SERVICE AS A DIRECTOR

No Employee may serve as a director of a publicly held company without prior approval by the Chief Compliance Officer based upon a determination that service as a director would not be adverse to the interests of any Client. In the limited instances in which such service is authorized, Employees serving as directors will be isolated from other Employees who are involved in making decisions as to the securities of that company through procedures determined by the Chief Compliance Officer to be appropriate in the circumstances.

OUTSIDE BUSINESS ACTIVITIES

An Employee’s service on the board of directors of an outside company could lead to the potential for conflicts of interest and insider trading concerns, and may otherwise interfere with the Employee’s duties to Algert. Accordingly, the Chief Compliance Officer must approve an Employee’s request to serve on the board of directors of an outside company prior to him or her accepting such an appointment.

In addition to the foregoing, and subject to prior written approval, Employees are permitted to engage in outside employment if it is free of any actions that could be considered a conflict of interest. Outside employment must not adversely affect an Employee’s job performance at Algert, and outside employment must not result in absenteeism, tardiness or an Employee’s inability to work overtime when requested or required. Employees may not engage in outside employment that requires or involves using Algert time, materials or resources.

Employees who desire to engage in outside business activities must complete a pre-clearance request through Compliance ALPHA and submit it to the Chief Compliance Officer for approval. In addition, upon hire and on an annual basis, Employees must complete an outside business activities form on Compliance ALPHA.

GIFTS AND ENTERTAINMENT

In order to address conflicts of interest that may arise when Algert or an Employee of Algert accepts or gives a gift, entertainment, or other items of value, Algert places certain restrictions on gifts and entertainment that are given or received in relation to the business of the Firm. As a general matter, a gift or invitation to an event may not influence or present the appearance of influence upon a business decision, transaction or service. Employees may not make referrals to service providers if the Employee expects to personally benefit in any way from the referral. All pre-approvals noted below should be submitted to the Chief Compliance Officer via Compliance ALPHA.

A. Gifts to Algert Employees

No Employee may receive gifts of more than $50.00 (“Nominal Value”) from a Client, Investor or vendor prior to informing the Chief Compliance Officer of the gift by sending a notice via Compliance ALPHA. The Chief Compliance Officer will review gifts of more than Nominal Value for suitability. While the Chief Compliance Officer may grant exceptions under certain circumstances, gifts of more than $250 are generally not suitable.

B. Event Tickets or Meals

Vendors may offer tickets to sporting events, concerts, meals or other forms of entertainment to Employees. Employees attending any events should at all times conduct themselves in a manner that will reflect positively on Algert.

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Vendor or Client in Attendance. Acceptance of an occasional invitation from a Client or vendor for a meal or event is within the guidelines of this Policy. Moderate entertaining (such as a dinner provided by a vendor) may be appropriate.

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Vendor or Client is Not in Attendance. If the vendor or Client is not in attendance, the event or meal will be considered a gift. An Employee may only receive gifts of Nominal Value, unless the Chief Compliance Officer grants an exception.

An Algert Employee receiving entertainment (e.g., tickets or meals) of more than Nominal Value must inform the Chief Compliance Officer of such entertainment by sending a notice via Compliance ALPHA.

C. Gifts Sent by Algert

Algert may send gifts of a Nominal Value to its Clients or Investors to commemorate a special event. Gifts may not be made by an Employee to any Algert Client, Investor, or vendor without written permission of the Chief Compliance Officer. The Chief Compliance Officer will determine the suitability of all gifts in advance of the gift(s) being made.

D. Cash Gifts

No Employee may give or accept cash gifts or cash equivalents to or from a Client, Investor, or vendor or any other entity that does business with or on behalf of the firm.

E. Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and anti-bribery regulations in certain jurisdictions prohibit U.S. persons from making payments or giving anything of value to a non-U.S. government official in order to induce such official to influence a non-U.S. government (or instrumentality thereof) or to affect or influence any act or decision of such government (or instrumentality). In enforcing the FCPA, the SEC and the Department of Justice have interpreted the FCPA to cover employees of state-owned entities, even if such employees or entities do not perform what might commonly be viewed as government functions (e.g., employees of sovereign wealth funds). Given this broad interpretation, and that the potential consequences of a violation of the FCPA are severe, employees must consult with the Chief Compliance Officer prior to initiating any dealings with any non-U.S. government official, non-U.S. governmental or quasi-governmental entity or representative to ensure that the proposed activity does not violate the FCPA. For the avoidance of doubt, this includes the giving of anything of value to a non-U.S. government official. The Chief Compliance Officer may consult with legal counsel to determine if proposed payments or anything of value (including gifts or business entertainment) would implicate FCPA concerns. As a general matter, the giving of any such payments, gifts, or other things of value to non-U.S. government official will not be permitted.

F. Political Contributions Made by Algert Employees

Political contributions are subject to the policies and procedures outlined in the Policies and Procedures Manual section titled “Pay to Play”. Refer to that section or speak to the Chief Compliance Officer before making any political contributions.

DUTIES OF CONFIDENTIALITY

Algert and the Employees may receive confidential information from Clients, issuers of securities, or other third parties. Such confidential information may include, among other things, (i) proprietary information that is not “material” or (ii) information that could be embarrassing for the Client, issuer or third party if disclosed. Even information that appears commonplace, such as the name of a Client, issuer or third party may, either alone or when coupled with other available information, constitute proprietary, sensitive or confidential information. Therefore, all information that an Employee obtains through the Firm should be considered confidential unless that information is specifically available to the public.

A. Procedures Regarding Use and Treatment of Confidential Information

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No Personal Use. All confidential information, whatever the source, may be used only in the discharge of the Employee’s duties with the Firm. Confidential information may not be used for any personal purpose, including the purchase or sale of securities.

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Treatment of Confidential Information. Algert encourages each Employee to be aware of, and sensitive to, the treatment of confidential information. Each Employee is encouraged not to discuss such information unless necessary as part of his or her duties and responsibilities with Algert, and to remove confidential information from conference rooms, reception areas or other areas where third parties may inadvertently see it. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an Employee.

PROCEDURES AND SANCTIONS

A. Certification of Compliance

Upon hire and upon each revision thereafter, each Employee must certify that he or she has read and understands this Code and the Manual, that he or she recognizes that this Code and Manual applies to him or her, and that he or she has complied with all of the rules and requirements of this Code that apply to him or her. Attestations are made via Compliance ALPHA

Where the Chief Compliance Officer determines that strict compliance with certain of the specific rules prescribed above would be detrimental to Clients’ or Investors’ interests or the limitations on an Employee’s legitimate interests that would not be justified by resulting protection of Clients’ interests, he or she may approve particular transactions or types of transactions that do not comply with all particulars of such rules. He or she will specify the limits and basis for each such exception.

B. Bad Actor Policy and Completion of Disciplinary Questionnaire

Under Rule 506(d) of the Securities Act issuers and others such as placement agents, directors, executive officers, and other certain persons involved in the offering of private funds (“covered persons”) are prohibited from participating in exempt securities offerings if they have been convicted of or are subject to court or administrative sanctions for securities fraud or other violations of specified laws. For Funds offered pursuant to a private placement exemption, beginning on September 23, 2013, Algert asks that solicitors, placement agents, and over 20% beneficial owners of such Funds’ outstanding voting equity securities (“Covered Persons”) complete a “Bad Actor Questionnaire” on an ongoing basis. The Chief Compliance Officer reviews all completed questionnaires and determines if any further steps are necessary.

With respect to Algert Employees that are considered Covered Persons under the rule, Algert conducts background checks prior to employment, and requires that all Employees complete a disciplinary questionnaire, which incorporates the Bad Actor Questionnaire, every year. On an annual basis, placement agents, Directors, and over 20% beneficial owners of the Funds’ outstanding voting equity securities will receive a negative consent letter, stating that if the recipients of any such letter fail to respond, Algert will conclude that the previous representations such recipients have provided in the Bad Actor Questionnaire remain unchanged.

To ensure that Algert is able to monitor its Employees in a manner that will allow it to fulfill its fiduciary responsibilities to its Clients and be in a position to properly complete regulatory filings (if and when required), all Employees are required to complete a disciplinary questionnaire via Compliance ALPHA.

C. Retention of Reports and Other Records.

The Chief Compliance Officer will maintain at Algert’s principal office for at least five years a confidential (subject to inspection by regulatory authorities) record of each reported violation of this Code and of any action taken as a result of such violation. The Chief Compliance Officer will also cause to be maintained in appropriate places all other records relating to this Code that are required to be maintained by Rule 204-2 under the Advisers Act.

D. Reports of Violations

Any Employee who learns of any violation, apparent violation, or potential violation of this Code is required to advise the Chief Compliance Officer as soon as practicable. The Chief Compliance Officer will then take such action as may be appropriate under the circumstances.

E. Sanctions

Upon discovering that any Employee has failed to comply with the requirements of this Code, Algert may impose on that Employee whatever sanctions the managing members considers appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

WHISTLEBLOWER POLICY

Algert is committed to maintaining compliance with applicable laws, regulations, and its established policies. There are times when maintaining such compliance involves questioning, in good faith, whether a policy, practice, or other activity might be a violation of law or policy. There also may be occasions in which a concerned person might feel it necessary, in good faith, to go beyond mere questioning and file a protest or complaint about an activity.

Individuals may bring problems to the attention of the Chief Compliance Officer for prompt investigation and resolution. If any Employee (or other person) involved in Algert’s activities believes, in good faith, that some practice or activity is being conducted in violation of federal or state law or a policy of Algert or otherwise constitutes an improper financial or employment practice, that person may report the matter with the Chief Compliance Officer or can directly report the matter to a state or federal governmental agency (as applicable). If a potential violation involves the Chief Compliance Officer, Employees may contact the Chief Operations Officer, if they wish to report the matter internally at Algert or they may directly report the matter to a state or federal governmental agency (as applicable). Any concern should describe in detail the specific facts demonstrating the basis for the complaint, report or inquiry. Concerns may be made under this policy on a confidential or anonymous basis; however, those Employees expressing concerns must recognize that Algert or the relevant state or federal governmental agency may be unable to fully evaluate a vague or general concern that is made anonymously.

If you are unsure whether a violation has occurred, you can discuss the matter with the Chief Compliance Officer or, in the case of violations involving the Chief Compliance Officer, the Chief Operations Officer immediately, or directly with a state or federal governmental agency (as applicable). Algert has a non-retaliation policy that applies to Employees who report such matters in good faith. More specifically, Algert will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any Employee based upon the lawful and good faith actions of such employee submitting a concern either internally as noted above, or to a state or federal governmental agency as noted below.

As noted above, nothing herein should be construed as limiting in any way an Employee’s right under applicable state of federal whistleblower laws and regulation to report violations of state or federal laws and regulations (as applicable) to a state or federal governmental agency (as applicable) with or without prior notice to, or approval from, Algert or any affiliate thereof. In order to ensure compliance with non-retaliation provisions of applicable whistleblower laws and regulations (including, but not limited to, Securities Exchange Act Rule 21F-17), Algert and/or its affiliates will ensure that each confidentiality, severance or other type of employment-related agreement Algert and/or its affiliates enter into with any Employee shall include language substantially similar to the following:

“Nothing in this [agreement] shall prohibits [Employee] from reporting possible violations of federal or state laws or regulations to any federal or state governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state laws or regulations. I do not need the prior authorization of Algert or any affiliate thereof to make any such reports or disclosures and I am not required to notify Algert that I have made such reports or disclosures.”

Notwithstanding any of the above, it should be noted that the act of making allegations with the foreknowledge that such allegations are false will be viewed as a serious offense and may result in discipline.

RECORD RETENTION

The chart below sets forth in the Appendix sets out the records required to be maintained and the required retention periods. The retention period of five years runs from the end of the fiscal year in which the record last had an entry made, or was last used.